Exhibit 10(ii)

ADM
DEFERRED COMPENSATION PLAN
FOR
SELECTED MANAGEMENT EMPLOYEES II

(As Amended and Restated Effective January 1, 2014)

TABLE OF CONTENTS

Page

ARTICLE I INTRODUCTION    1

1.1	Purpose of the Plan; History 1

1.2	Non-Qualified “Top-Hat” Plan 1

1.3	Plan Document 1

1.4	Effective Date of Document 1
ARTICLE II DEFINITIONS AND CONSTRUCTION    2

2.1	Definitions 2

2.2	Choice of Law 6
ARTICLE III PARTICIPATION AND CONTRIBUTION CREDITS    6

3.1	Participation 6

3.2	Elective Deferral Credits 7

3.3	Company Credits 9
ARTICLE IV ACCOUNTS AND INVESTMENT ADJUSTMENTS    9

4.1	Accounts 9

4.2	Valuation of Accounts 10

4.3	Earnings Credits 10

4.4	Statements 11
ARTICLE V VESTING    11

5.1	Vesting – Generally 11

5.2	Vesting – Company Contribution Account 11
ARTICLE VI PAYMENT OF PLAN BENEFITS    11

6.1	Payment Rules 11

6.2	Severe Financial Hardship Withdraw 14
ARTICLE VII SPECIAL PLAN RULES    14

7.1	Disability 14

7.2	Subsequent Deferrals 15

7.3	Cash-Out of Small Accounts 15

7.4	Valuation of Accounts Following Separation from Service 15
ARTICLE VIII DISTRIBUTIONS AFTER DEATH    15

8.1	Survivor Benefits 15

8.2	Beneficiary Designation 16

8.3	Successor Beneficiary 17

8.4	Cash-Out of Small Accounts 17

8.5	Valuation of Accounts Following Separation from Service 17
ARTICLE IX CONTRACTUAL OBLIGATIONS AND FUNDING    18

9.1	Contractual Obligations 18

9.2	Obligations Upon Occurrence of a Funding Event 18
ARTICLE X AMENDMENT AND TERMINATION OF PLAN    20

10.1	Right to Amend or Terminate 20

10.2	Limits on Effect of Amendment or Termination 21
ARTICLE XI ADMINISTRATION/CLAIMS PROCEDURES    21

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11.1	Administration 21

11.2	Correction of Errors And Duty to Review Information 21

11.3	Claims Procedure 22

11.4	Indemnification 23

11.5	Exercise of Authority 23

11.6	Telephonic or Electronic Notices and Transactions 23
ARTICLE XII MISCELLANEOUS    23

12.1	Nonassignability 23

12.2	Withholding 23

12.3	Right of Setoff 23

12.4	Uniformed Services Employment and Reemployment Rights Act 24

12.5	Successors of ADM 24

12.6	Employment Not Guaranteed 24

12.7	Gender, Singular and Plural 24

12.8	Captions 24

12.9	Validity 24

12.10	Waiver of Breach 24

12.11	Notice 24
APPENDIX A SPECIAL RULES FOR CERTAIN EMPLOYEES OF INTERNATIONAL MALTING COMPANY LLC    25
APPENDIX B SPECIAL RULES FOR CERTAIN EMPLOYEES OF GOLDEN PEANUT COMPANY, LLC    27
APPENDIX C SPECIAL RULES FOR PRE-2014 PLAN YEAR PLAN AMOUNTS    28

– ii –

ADM
DEFERRED COMPENSATION PLAN
FOR
SELECTED MANAGEMENT EMPLOYEES II

ARTICLE I

INTRODUCTION

1.1
PURPOSE OF THE PLAN; HISTORY. The ADM DEFERRED COMPENSATION PLAN FOR SELECTED MANAGEMENT EMPLOYEES II is sponsored by ADM and its Participating Affiliates to attract high quality executives and to provide eligible executives with an opportunity to save on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals.

The Plan is the successor to the ADM Deferred Compensation Plan for Selected Management Employees I (As Amended and Restated Effective September 1, 2001), as amended by a First, Second, Third, Fourth, Fifth, Sixth, Seventh and Eighth Amendment. The Seventh Amendment to the Prior Plan “froze” that plan to new deferrals effective as of December 31, 2004. All obligations under the Prior Plan will be satisfied under the Prior Plan.

The Plan was restated effective as of December 1, 2004, which restatement was amended by a First Amendment adopted August 17, 2006 and a Second Amendment adopted on April 2, 2008. These documents reflect good faith compliance with the requirements of Code § 409A for the period from January 1, 2005 to December 31, 2008.

The Plan most recently was restated as of the effective date specified in Sec. 1.4.

1.2	NON-QUALIFIED “TOP-HAT” PLAN.

1.2.1
ERISA Status. The Plan is a “top-hat” plan – that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and therefore is exempt from Parts 2, 3 and 4 of Title I of ERISA.

1.2.2
Compliance with Code § 409A. The Plan also is a nonqualified deferred compensation plan that is intended to meet the requirements of paragraph (2), (3) and (4) of Code § 409A(a), and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code § 409A.

1.3	PLAN DOCUMENT.

1.3.1	Plan Documents. The Plan document consists of this document, any appendix to this document and any document that is expressly incorporated by reference into this document.

1.3.2
Modifications by Employment or Similar Agreement. ADM or an Affiliate may be a party to an employment or similar agreement with a Participant, the terms of which may enhance or modify in some respect the benefits provided under this Plan, including, but not necessarily limited to, an enhancement to or modification of the benefit amount, payment forms and/or other rights and features of the Plan. The Plan consists only of this document and the core documents referenced in Sec. 1.3.1. Accordingly, any contractual rights that a Participant may have to any enhancement or modification called for under an employment or similar agreement are rights that derive from such agreement and not directly from the Plan. Nonetheless, the Plan will be applied in a manner that takes into account any enhancements or modifications called for under an enforceable employment or similar agreement as if such provisions were part of the Plan; provided that, no change can be made to the Plan by means of an employment or similar agreement that would not have been allowed by means of an amendment to the Plan (for example, an amendment inconsistent with Code § 409A).

1.4	EFFECTIVE DATE OF DOCUMENT. The Plan (as amended and restated in this document) is effective January 1, 2014.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	DEFINITIONS.

2.1.1	“Account” means an account established for a Participant pursuant to Article IV or an Appendix, if applicable.

2.1.2	“ADM” means Archer Daniels Midland Company.

2.1.3
“Affiliate” means any business entity that is required to be aggregated and treated as one employer with ADM under Code § 414(b) or (c) (and for purposes of determining whether a Separation from Service has occurred, a standard of “at least 80 percent” will be used to identify an affiliate under Code § 414(b) and (c) notwithstanding the default standard of “at least 50 percent” found in Treas. Reg. § 1.409A-1(h)(3)).

2.1.4
“Aggregated Plan means any other deferred compensation plan maintained by ADM or an Affiliate that is subject to Code § 409A and that is aggregated with this Plan under Treasury Regulation § 1.409A-1(c)(2).

2.1.5	“Beneficiary” means a person or persons designated as such pursuant to Sec. 8.2.

2.1.6	“Board” means the Board of Directors of ADM or, except for purposes of applying the definition of Change in Control or Potential Change in Control, its Compensation Committee.

2.1.7
“Certified Domestic Partner” means a person of the same or opposite sex who is not a Spouse, and with respect to whom the Participant has on file with ADM (and has not terminated) an affidavit attesting that the conditions for domestic partner status are satisfied as specified in the Domestic Partner Policy adopted (and as modified from time to time) by ADM.

2.1.8	“Change in Control” means either:

(a)
Acquisition of 30% Control. A person other than ADM or a subsidiary of ADM acquires beneficial ownership, directly or indirectly, of thirty-percent (30%) or more of the combined voting power of ADM’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided that the following will not constitute a Change in Control under this subsection (a):

(1)    Any acquisition directly from ADM;

(2)    Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by ADM or one or more of its subsidiaries; and

(3)    Any acquisition by any corporation with respect to which, immediately following such acquisition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding ADM common stock and Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the outstanding ADM common stock and Voting Securities, as the case may be.

(b)
Liquidation or Dissolution. The complete dissolution or liquidation of ADM, or the sale or other disposition of all or substantially all of the assets of ADM (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding ADM common stock and Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the outstanding ADM common stock and Voting Securities, as the case may be;

(c)
Certain Business Combinations. Consummation of a reorganization, merger or consolidation of ADM (other than a merger or consolidation with a subsidiary of ADM) or a statutory exchange of outstanding Voting Securities of ADM, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding ADM common stock and Voting Securities immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the outstanding ADM common stock and Voting Securities, as the case may be; or

(d)	Change in Board. A majority of the members of the Board are not Continuing Directors. For purposes of this subsection (d), “Continuing Directors” shall mean:

(1)	Individuals who, on January 1, 2005, are directors of ADM;

(2)	Individuals elected as directors of ADM subsequent to January 1, 2005, for whose election proxies have been solicited by the Board; or

(3)	Any individual elected or appointed by the Board to fill a vacancy on the Board caused by death or resignation (but not by removal) or to fill a newly created directorship.

For purposes of this definition, a “person” means a person within the meaning of Sections 13(d) and 14(d) of the Exchange Act, “beneficial ownership” means beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act, and “subsidiary” of ADM means any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by ADM.

2.1.9	“Code” means the Internal Revenue Code of 1986, as amended.

2.1.10	“Company Credit” means the credit to a Company Contribution Account of a Participant, pursuant to Sec. 3.3.

2.1.11	“Deferral Eligible Compensation” means the following:

(a)	Base salary paid by ADM or any Participating Affiliate;

(b)
Any annual performance-based bonus payable under the annual bonus program maintained by ADM (any bonus payable under such program that is not performance-based as determined by ADM is not included in Deferral Eligible Compensation); and

(c)	Any other bonus, incentive, or other payments that ADM (acting in its corporate capacity) determines in its sole discretion to be eligible for a deferral election under this Plan.

ADM will make a determination to include or exclude a given type of pay from being Deferral Eligible Compensation prior to the start of a given Plan Year as reflected in the payroll system starting with the first payroll date within the Plan Year, and such determination will not be modified during the Plan Year.

2.1.12
“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.1.13
“Earnings Credit” means the gains and losses credited on the balance of an Account based on the choice made by the Participant (or Beneficiary after the death of the Participant) among the investment options made available under the Plan.

2.1.14	“Eligible Employee” means an Employee:

(a)	Who is employed with ADM or a Participating Affiliate (while it is a Participating Affiliate);

(b)	Who is compensated on a salary basis;

(c)	Whose annualized base salary is one-hundred seventy-five thousand dollars ($175,000) or more; and

(d)	Who is on payroll in the United States.

An Employee’s “annualized base salary” for this purpose means his/her base salary from ADM and its Affiliates (excluding bonuses, incentive payments and other special compensation) expressed on an annual basis.

Either the Board or the Chief Executive Officer of ADM may determine that an Employee described above will not be an Eligible Employee, or may determine that an Employee not described above will be an Eligible Employee. However, the Plan is intended to cover only those Employees who are in a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any Employee from satisfying that requirement, such Employee immediately will cease to be an Eligible Employee (and will cease to be an Active Participant as provided in Sec. 3.1.3).

2.1.15	“Employee” means any common-law employee of ADM or an Affiliate (while it is an Affiliate).

2.1.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.1.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.1.18	“Funding Event” means a Change in Control or a Potential Change in Control.

2.1.19
“Participant” means an Active Participant, or a current or former Eligible Employee who is not enrolled but who has a balance remaining in an Account under the Plan. “Active Participant” means an Eligible Employee who has enrolled in the Plan (or who previously enrolled, but without regard to whether a deferral election is currently in place) and who remains an Active Participant under Sec. 3.1.3.

2.1.20	“Participating Affiliate” means any Affiliate (while it is an Affiliate) which employs one or more Eligible Employees.

2.1.21	“Plan” means the ADM Deferred Compensation Plan for Selected Management Employees II.

2.1.22	“Plan Year” means the calendar year.

2.1.23	“Potential Change in Control” means any of the following:

(a)	The commencement by any person of a tender or exchange offer or a proxy contest that would ultimately result in a Change in Control described in Secs. 2.1.8(a) or (d);

(b)	The execution of a letter of intent, agreement in principle or definitive agreement by ADM that would ultimately result in a Change in Control;

(c)	The public announcement by any person of such person’s intent to take or consider taking actions which, if consummated, would result in a Change in Control; or

(d)	The adoption by the Board of a resolution to the effect that a Change in Control is imminent for purposes of this Plan.

If one-third (1/3rd) of the Participants, separately or together, provide a written statement to ADM that, in their good faith opinion, a Potential Change in Control has occurred, then a Potential Change in Control will be deemed to have occurred for purposes of this Plan unless ADM, within ten (10) business days after such statement has been received from the Participants, provides the Participants with an opinion of a nationally or regionally recognized law firm that a Potential Change in Control has not occurred for purposes of the Plan.

For purposes of this definition, a “person” means a person within the meaning of Sections 13(d) and 14(d) of the Exchange Act.

2.1.24	“Prior Plan” means the ADM Deferred Compensation Plan for Selected Management Employees I, as amended.

2.1.25	“Retirement” means a Separation from Service on or after the date on which the Employee:

(a)	Has both attained age sixty-five (65) and completed at least five (5) years of Continuous Service (as defined in the ADM Retirement Plan) (referred to as “Normal Retirement”); or

(b)	Has both attained age fifty-five (55) and completed at least ten (10) years of Continuous Service (referred to as “Early Retirement”).

2.1.26
“Separation from Service” means that ADM and the Participant anticipate that the Participant will perform no future services (as an Employee or contractor) for ADM and its Affiliates or that the level of services the Participant will perform for ADM and its Affiliates (as an Employee or contractor) will permanently decrease to twenty percent (20%) or less of the average level of services performed over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been providing services for less than thirty-six (36) months). In the event of a leave of absence, a Separation from Service will be deemed to have occurred on the date that is six (6) months (or in the case of a disability leave, twenty-nine (29) months) following the start of such leave; provided that, if the Participant has a statutory or contractual right to return to active employment that extends beyond the end of such leave period, the Separation from Service will be deemed to have occurred upon the expiration of such statutory or contractual right; and if the individual has a Termination of Employment during such leave period, the Separation from Service will be deemed to have occurred on such Termination of Employment. A “disability” leave for this purpose means an absence due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his/her position of employment or any substantially similar position.

In the case of a sale or other disposition of stock or substantial assets, or other corporate transaction, whether a Separation from Service has occurred may be affected by the provisions of Sec. 9.1.3.

2.1.27
“Specified Employee” means an Employee who at any time during the twelve-month period ending on the identification date was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof).

ADM may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying Specified Employees, and which may include an alternative method of identifying Specified Employees consistent with the regulations under Code § 409A. In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an Employee who satisfies the above conditions will be considered to be a “Specified Employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying Specified Employees will be determined and applied in accordance with the defaults specified in the regulations under Code § 409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code § 409A that are maintained by ADM or an Affiliate.

2.1.28
“Spouse” means a person of the same or opposite sex who is recognized by the laws of the state or country where the relationship is formed as being legally joined with the Participant in marriage as of the determination date (this may include a common-law spouse in any state that recognizes common-law marriage, provided that acceptable proof and certification of common law marriage has been received by ADM, but it does not include a domestic partnership or civil union).

2.1.29
“Termination of Employment” means that the common-law employer-employee relationship has ended between the individual and ADM and its Affiliates, as determined under the employment policies and practices of ADM (including by reason of voluntary or involuntary termination, retirement, death, expiration of and failure to return from a recognized leave of absence, or otherwise). A Termination of Employment does not occur merely as a result of transfer of employment from one Affiliate to another Affiliate, or from ADM to an Affiliate or from an Affiliate to ADM. In the case of an Employee working for an Affiliate, a Termination of Employment will not occur upon the sale of the stock of such employer such that it no longer satisfies the definition of an Affiliate (assuming the individual continues in the employ of that employer or a new affiliate of that employer after the sale).

2.1.30	“Trustee” means the trustee of a trust established pursuant to Sec. 9.2.

2.1.31	“Valuation Date” means each day on which trading occurs on the New York Stock Exchange.

2.2
CHOICE OF LAW. The Plan will be governed by the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States. All controversies, disputes, and claims arising hereunder must be submitted to the United States District Court for the Central District of Illinois.

ARTICLE III

PARTICIPATION AND CONTRIBUTION CREDITS

3.1	PARTICIPATION.

3.1.1	Eligible Employees. All Eligible Employees will be eligible to participate in the Plan.

3.1.2
Enrollment. An Eligible Employee who is not a participant in any other Aggregated Plan will be allowed to enroll in the Plan during the thirty (30) day period following the date he/she is notified of eligibility for the Plan, with enrollment to be effective as of the first day of the month that coincides with or next follows the last day of such enrollment period. Otherwise, an Eligible Employee may elect to enroll for a Plan Year during the annual enrollment period established by ADM for such Plan Year, which annual enrollment period will end not later than the last day of the prior Plan Year.

Enrollment is required and must be made in such manner and in accordance with such rules as may be prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances authorized by ADM).

3.1.3	End of Active Participation and Participation. An Active Participant will continue as an Active Participant until the earliest of the following:

(a)	The date of his/her Separation from Service;

(b)	The date on which the Plan is terminated and liquidated pursuant to Sec. 10.2.2; or

(c)
The last day of the Plan Year in which the Participant ceases to be an Eligible Employee (other than as a result of Separation from Service) or in which the Plan is terminated other than pursuant to Sec. 10.2.2.

A Participant will continue as a Participant until having received a full distribution of the benefit due under the Plan.

3.2	ELECTIVE DEFERRAL CREDITS.

3.2.1
Elective Deferral Credits. Elective Deferral Credits will be made for each pay date on behalf of each Active Participant who has enrolled in the Plan and who thereby elects to have his/her Deferral Eligible Compensation reduced in order to receive Elective Deferral Credits. The Elective Deferral Credits for a pay date will be credited to the appropriate Account on or as soon as administratively practicable after the pay date in an amount equal to the amount of the reduction in Deferral Eligible Compensation.

An Eligible Employee may elect to reduce his/her Deferral Eligible Compensation by any whole percent, subject to the following:

(a)	Any election against base salary may not be less than five percent (5%) or more than seventy-five percent (75%) of base salary;

(b)
Any election against the annual performance-based bonus payable under the annual bonus program maintained by ADM may not be less than five percent (5%), but may be as much as one-hundred percent (100%) of the performance-based bonus.

(c)	Any election against other Deferral Eligible Compensation will be subject to such minimum and/or maximums as may be determined by ADM.

An election (or the modification or revocation of an election) must be made in such manner and in accordance with such rules as may be prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances authorized by ADM). An election must be made as part of enrollment described in Sec. 3.1.2 and must specify the payment form associated with such Account.

Deferral Eligible Compensation will be reduced first to provide Elective Deferral Credits under this Plan, prior to any reduction for any contribution or other amount drawn from compensation. However, the FICA taxes due on Elective Deferral Credits, plus pyramided income taxes on such FICA amounts will be drawn from the Plan and will reduce the net Elective Deferral Credit to the extent other compensation is not available to provide for FICA.

3.2.2
Elections Relate to Services Performed After the Election. An election applicable to base salary must be made by December 31st of the Plan Year prior to the Plan Year in which the services are performed that give rise to the right to receive such base pay. However, for the Plan Year in which an Eligible Employee is first notified of eligibility for the Plan, an election made within the thirty (30) day period referenced in Sec. 3.1.2 (if applicable to the Eligible Employee) may apply to base salary attributable to pay periods that start on or after the effective date of enrollment as provided in Sec. 3.1.2.

Any election against the annual performance-based bonus payable under the annual bonus program maintained by ADM must be made not later than six (6) months prior to the end of the performance period, or such earlier election deadline established by ADM in its sole discretion.

An election applicable to other payments that ADM has determined to be Deferral Eligible Compensation under Sec. 2.1.11 will comply with the timing requirements for base salary elections above, except as provided below:

(a)
To the extent that the Participant has a legally binding right to such payment that would be paid in a subsequent taxable year and that, absent a deferral election, would be treated as a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4), then an election to defer such amount may, in ADM’s discretion, be made not later than one (1) year prior to the original scheduled payment date for that amount. In addition, the deferral election must defer the payment of such amount to a date that is at least five (5) years from the original scheduled payment date. Elections under this paragraph (a) are subject to the requirements of Treas. Reg. § 1.409A-2(a)(4).

(b)
To the extent that the Participant has a legally binding right to such payment in a subsequent year and the payment is subject to a condition that the Participant continue to provide services to ADM (or an Affiliate) for a period of at least one (1) year from the date that the Participant obtains the legally binding right to avoid forfeiture of the payment, than an election to defer such amount may, in ADM’s discretion, be made on or before the thirtieth (30th) day after the Participant first obtains the legally binding right to the payment, provided that the election is made at least one (1) year in advance of the earliest date at which the right to the payment vests. Elections under this paragraph (b) are subject to the requirements of Treas. Reg. § 1.409A-2(a)(5).

3.2.3
Elections are Irrevocable for the Plan Year. An election applied against Deferral Eligible Compensation for a Plan Year will apply only to the base salary, bonus or other Deferral Eligible Compensation to which it relates for that Plan Year. A Participant must make new elections each Plan Year.

An election generally will be irrevocable for a Plan Year, but will be revoked if:

(a)
The Participant receives a hardship withdrawal prior to age fifty-nine and one-half (59½) from his/her 401(k) Contribution Account under the ADM 401(k) Plan for Salaried Employees or other cash or deferred arrangement, as defined in Code § 401(k), maintained as part of a qualified plan sponsored by ADM or an Affiliate (while it is an Affiliate) – in which case the Participant cannot reenroll until the first day of the Plan Year that starts at least six (6) months after the hardship withdrawal;

(b)	The Participant receives a withdrawal for unforeseeable emergency from this Plan pursuant to Sec. 6.2 or from the Prior Plan (or receives a comparable withdrawal from any Aggregated Plan);

(c)	The Participant has a Disability; or

(d)	The Participant ceases to be an Active Participant.

3.2.4
Final Payroll Period Within Year. An election in effect for a given Plan Year (or portion thereof) with respect to base pay that is paid as part of payroll will apply only to payroll periods ending within the Plan Year – that is, in the case of the final payroll period starting within a Plan Year, if such payroll period ends in the following Plan Year, the election in effect for the following Plan Year will apply to amounts payable for such payroll period.

3.2.5
Limits. ADM may, in its sole discretion, limit the minimum or maximum amount of Elective Deferral Credits that are allowed under the Plan by any Active Participant or any group of Active Participants, provided that such limit is established prior to the beginning of the Plan Year or prior to enrollment of the affected Participant.

3.3
COMPANY CREDITS. Company Credits will be made for each Plan Year on behalf of each Participant who receives Elective Deferrals Credits for such Plan Year, who has made the maximum permissible elective deferrals permitted under Code § 402(g) under the ADM 401(k) Plan for Salaried Employees (“401(k) Plan”), and whose employer matching or non-elective contributions under the 401(k) Plan are reduced because of the reduction in base pay resulting from an election under this Plan (taking into account the compensation limit of Code § 401(a)(17) applicable to the matching and non-elective contributions under the 401(k) Plan).

Company Credits for a Plan Year will be added to the Company Contribution Account on or as soon as administratively practicable after the first business day of the next Plan Year in an amount equal to:

(a)
the difference between the amount of the employer matching contributions that would have been made under the 401(k) Plan if his/her base pay had not been reduced as a result of the election under this Plan (disregarding the impact such additional matching contributions would have had on the nondiscrimination test under Code § 401(m)), and the actual amount of employer matching contributions made under the 401(k) Plan for the Plan Year; and

(b)
the difference between the amount of the employer non-elective contributions that would have been made under the 401(k) Plan if his/her base pay had not been reduced as a result of the election under this Plan, and the actual amount of employer non-elective contributions made under the 401(k) Plan for the Plan Year.

ARTICLE IV

ACCOUNTS AND INVESTMENT ADJUSTMENTS

4.1    ACCOUNTS.

4.1.1	Types of Accounts. The following Accounts will be maintained under the Plan as part of the Account of each Participant:

(a)
“Base Pay Deferral Account” – to reflect Elective Deferral Credits from base pay which the Participant directs be credited to this Account for Plan Years beginning on or after January 1, 2014. A different Base Pay Deferral Account will be established for each Plan Year in which the Participant elects to make a deferral of base pay. Elective Deferral Credits of other Deferral Eligible Amounts under Sec. 2.1.11(c) will be reflected in the Base Pay Deferral Account for the applicable Plan Year, except to the extent such amounts are deferred under Sec. 3.2.2(a).

(b)
“Bonus Deferral Account” to reflect Elective Deferral Credits from a performance-based bonus amounts which the Participant directs be credited to this Account for Plan Years beginning on or after January 1, 2014. A different Bonus Deferral Account will be established for each Plan Year in which the Participant elects to make a deferral of performance-based bonus compensation.

(c)	“Company Contribution Account” to reflect Company Credits. This Account was previously called Account G – Company Account.

(d)	“Other Deferral Account” to reflect Elective Deferral Credits deferred under Sec. 3.2.2(a), if any.

(e)	Such additional Accounts as may be described in the applicable Appendix.

Additional Accounts may also be maintained if considered appropriate by ADM in the administration of the Plan.

4.1.2
Distribution Events. Distributions from Base Pay Deferral Accounts, Bonus Deferral Accounts, Company Contribution Accounts and Other Deferral Accounts will occur in accordance with Article VI (as qualified by Article VII) or, in the event of death, in accordance with Article VIII.

Distributions from Account A – Retirement Account and from Account B, C, D, E and/or F – Scheduled Distribution Accounts will be made in accordance with Appendix C.

4.1.3	Balance of Accounts. An Account will have a cash balance expressed in United States dollars.

4.1.4
Accounts for Bookkeeping Only. Accounts are for bookkeeping purposes only and the maintenance of Accounts will not require any segregation of assets of ADM or any Participating Affiliate. Except as provided in Sec. 9.2, neither ADM nor any Participating Affiliate will have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of ADM or Participating Affiliate that employs (or employed) the Participant.

4.2	VALUATION OF ACCOUNTS.

4.2.1	Daily Adjustments. Accounts will be adjusted from time to time as follows:

(a)	Elective Deferral and Company Credits. Elective Deferral Credits and Company Credits will be added to the balance of the appropriate Account as of the dates specified in Secs. 3.2 and 3.3.

(b)	Earnings Credits. Earnings Credits will be added to (or subtracted) from the balance of the Account as of each Valuation Date as provided in Sec. 4.3.

(e)
Withdrawals and Distributions. The withdrawals and distributions made from an Account will be subtracted from the balance of the Account as of the date the withdrawal or distribution is made from the Plan.

4.2.2
Processing Transactions Involving Accounts. Accounts shall be adjusted to reflect Elective Deferral Credits, Company Credits, Earnings Credits, distributions and other transactions as provided in Sec. 4.2.1. However, all information necessary to properly reflect a given transaction in an Account may not be immediately available, in which case the transaction will be reflected in the Account when such information is received and processed. Further, ADM reserves the right to delay any Elective Deferral Credit, Company Credit, Earnings Credit, distribution or other transaction for any legitimate administrative reason (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive net asset values or prices, or to correct for its errors or omissions or the errors or omissions of any service provider).

4.3	EARNINGS CREDITS.

4.3.1	Adjustment to Reflect Earnings Credits. Accounts will be adjusted (increased or decreased) as of each Valuation Date to reflect Earnings Credits as determined under Sec. 4.3.2.

4.3.2
Earnings Credits. ADM will establish a procedure by which a Participant (or Beneficiary following the death of a Participant) may elect to have his/her Earnings Credits determined based the performance of one or more investment options deemed to be available under the Plan. ADM, in its sole discretion, will determine the investment options that will be available as benchmarks for determining the Earnings Credit, which may include mutual funds, common or commingled investment funds or any other investment option deemed appropriate by ADM. ADM may at any time and from time to time add to or remove from the investment options deemed to be available under the Plan.

A Participant (or Beneficiary following the death of the Participant) will be allowed on a hypothetical basis to direct the investment of his/her Accounts among the investment options available under the Plan. Hypothetical investment directions may be given with such frequency as is deemed appropriate by ADM, and must be made in such percentage or dollar increments, in such manner and in accordance with such rules as may be prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances so authorized by ADM). If an investment option has a loss, the Earnings Credit attributable to such investment option will serve to reduce the Account; similarly, if an investment option has a gain, the Earnings Credit attributable to such investment option will serve to increase the Account. If the Participant fails to elect an investment option, the Earnings Credit will be based on a money market investment option or such other investment option as may be selected for this purpose by ADM.

4.3.3
Hypothetical Investments. All investment directions of a Participant or Beneficiary will be on a “hypothetical” basis for the sole purpose of establishing the Earnings Credit for his/her Account – that is, the Account will be adjusted for Earnings Credits as if the Account were invested pursuant to the investment directions of the Participant or Beneficiary, but actual investments need not be made pursuant to such directions. However, ADM, in its sole discretion and without any obligation, may direct that investments be made per the investment directions of Participants and Beneficiaries.

4.4	STATEMENTS.

4.4.1
Statements. ADM may cause benefit statements to be issued from time to time advising Participants and Beneficiaries of the balance and/or investment of their Accounts, but it is not required to issue benefit statements.

4.4.2
Errors on Statements and Responsibility to Review. ADM may correct errors that appear on benefit statements at any time, and the issuance of a benefit statement (and any errors that may appear on a statement) will not in any way alter or affect the rights of a Participant or Beneficiary with respect to the Plan.

Each Participant or Beneficiary has a duty to promptly review each benefit statement and to notify ADM of any error that appears on such statement as provided in Sec. 11.2.2.

ARTICLE V

VESTING

5.1	VESTING – GENERALLY. A Participant at all times will have a fully vested interest in his/her Accounts under the Plan, other than his/her Company Contribution Account.

5.2
VESTING – COMPANY CONTRIBUTION ACCOUNT. A Participant will be vested in his/her Company Contribution Account only to the extent the Participant is vested in his/her matching contribution account under the 401(k) Plan. Determination of vesting will be made under the 401(k) and will apply for purposes of this Plan.

ARTICLE VI

PAYMENT OF PLAN BENEFITS

6.1	PAYMENT RULES.

6.1.1	Default Payment Rules. Participant Accounts will be paid as follows:

(a)
Base Pay Deferral Accounts and Bonus Deferral Accounts. Except as otherwise elected by a Participant, the Participant’s Base Pay Deferral Accounts and Bonus Deferral Accounts will be paid to the Participant in a single lump sum payment as of the first day of the month following the Participant’s Separation from Service, subject to any delay required under paragraph (d) below.

(b)
Company Contribution Account. A Participant’s vested Company Contribution Account will be paid to the Participant in a single lump sum payment as of the first day of the month following the Participant’s Separation from Service, subject to any delay required under paragraph (d) below.

(c)	Other Deferral Account. A Participant’s Other Deferral Account, if any, will be paid to the Participant on the payment date elected, which must comply with the requirements of Sec. 3.2.2(a).

(d)
Specified Employees. Notwithstanding the rules in subsections (a) and (b) above, any distribution made to a Specified Employee due to Separation from Service under this Sec. 6.1.1 will not under any circumstances be made prior to the first day of the seventh (7th) calendar month following the Participant’s Separation from Service, except in the case of an intervening death of the Participant as provided in Sec. 8.1.1.

6.1.2
Time and Form of Distribution Election. When a Participant directs that a Base Pay Deferral Account or a Bonus Deferral Account for an applicable Plan Year be established, he/she must specify the following with respect to each such Account:

(a)
Time of Payment. Instead of the default payment rule in Sec. 6.1.1(a), the Participant may elect a different time of payment for each Base Pay Deferral Account and Bonus Deferral Account from the following options:

(1)	Payment in a Specified Plan Year. The Participant directs that the Account be paid in a specified Plan Year, subject to the following:

(A)
The year of payment may not be before the second (2nd) Plan Year following the Plan Year for which the Account is established (for example, for the 2014 Base Pay Deferral Account established for 2014 during the enrollment period at the end of 2013, the Plan Year of payment cannot be before 2016).

(B)	Payment will be made (or installments will commence) from the applicable Base Pay Deferral Account or Bonus Deferral Account during January of the scheduled distribution Plan Year.

(C)
If the Participant experiences a Separation from Service (for any reason) prior payment being made (or installments commencing) pursuant to this Sec. 6.1.2(a), the default payment rule in Sec. 6.1.1(a) will apply to the applicable Account.

(D)	A Participant may further defer the Plan Year in which payment of an Account will be made, subject to the rules in Sec. 7.2.

(2)	On Retirement. If electing to receive payment upon Retirement, the Participant may elect to receive payment (or installments may commence) as of:

(A)	The first day of the calendar month following the Participant’s Separation from Service; or

(B)	January 1st following the Participant’s Separation from Service.

However, if the Participant experiences a Separation from Service before he/she qualifies for Retirement, the default payment rule in Sec. 6.1.1(a) will apply to the applicable Account.

Notwithstanding an election under this Sec. 6.1.2(a)(2), a distribution made to a Specified Employee made due to Separation from Service under this subsection (a)(2) will not under any circumstances be made prior to the first day of the seventh (7th) calendar month following the Participant’s Separation from Service, except in the case of an intervening death of the Participant, as provided in Sec. 8.1.1.

Any payment may be delayed if necessary for administrative reasons, at the sole discretion of ADM, to a later date within the calendar year or, if later, to the fifteenth (15th) day of the third calendar month following the scheduled payment date.

(b)
Form of Payment. Instead of the default payment rule in 6.1.1(a), the Participant may elect the form of payment for each Base Pay Deferral Account and Bonus Deferral Account from the following options:

(1)	A single lump-sum distribution;

(2)
A series of annual installments over a period of two (2) to twenty (20) years as elected by the Participant. The first annual installment will equal, one-half (1/2), one-third (1/3rd), one-fourth (1/4th) or one-fifth (1/5th), etc., as appropriate, of the balance of the Account as of the Valuation Date established by ADM that precedes the date on which the installment is to be paid, with the denominator of the fraction reduced by one each year. However, the installment for the final year will equal the full remaining balance of the Account.

(3)	A combination of (1) and (2).

A right to each installment payment is to be treated as a right to a separate payment for purposes of Code § 409A.

However, if a Participant experiences a Separation from Service (for any reason) prior to the elected payment date in Sec. 6.1.2(a)(1) or (2), as applicable, the default payment rule in Sec. 6.1.1(a) will apply to the applicable Account.

(c)	Special Rules for Other Deferral Accounts. Notwithstanding the provisions of this Sec. 6.1.2 (a) and (b), the following rules apply to Other Deferral Accounts:

(1)	Time of Payment. The Participant must direct the specified Plan Year for payment of each Other Deferral Account, subject to the following:

(A)	The payment date must be at least five (5) years after the original scheduled payment date for the payment.

(B)	A Participant may further defer the Plan Year in which payment of an Other Deferral Account will be made, subject to the rules in Sec. 7.2.

(C)	A Separation from Service (other than due to death) prior to the elected payment date will not accelerate payment of the Other Deferral Account.

(2)
Form of Payment. The Participant elect the form of payment for each Other Deferral Account from the options listed in (b) above. In the absence of a payment form election, the Other Deferral Account will be paid in single lump-sum payment.

If installment payments were elected, a right to each installment payment is to be treated as a right to a separate payment for purposes of Code § 409A.

6.1.3
Distribution Election Procedures. An election to establish a Base Pay Deferral Account, a Bonus Deferral Account, or an Other Deferral Account and a distribution election as to the time and form, must be made in such manner and in accordance with such rules as may be prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances authorized by ADM). An election will be effective only if it is received in properly completed form by ADM as part of the enrollment for the Plan Year for which the Account is established, and thereafter may not be modified except as provided in Sec. 7.2.

6.2
SEVERE FINANCIAL HARDSHIP WITHDRAW. Notwithstanding any provision of the Plan to the contrary, ADM may, in its sole discretion, allow a Participant to make a withdrawal from his/her vested Accounts in the event of a financial hardship. Such withdrawal will be paid as soon as administratively practicable after the withdrawal request is received and ADM, in its sole discretion, has determined that the Participant has a financial hardship and further has determined that a withdrawal will be permitted from the Plan.

A “financial hardship” for this purpose means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, or his/her Spouse or dependent (as defined in Code § 152(a)), property casualty loss to the Participant, or other similar extraordinary and unforeseeable circumstances of the Participant arising as a result of events beyond the control of the Participant, which is not covered by insurance and may not be relieved by the liquidation of other assets provided that such liquidation would not cause a financial hardship, and which is determined to qualify as a financial hardship by ADM. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children will not, alone, be considered a financial hardship.

The amount available from a Participant’s Accounts on account of a financial hardship is limited to the amount necessary to satisfy such hardship, plus amounts necessary to pay any taxes that may become due as a result of the distribution, as determined by ADM. A withdrawal will be drawn from the various Accounts as directed by the Participant.

ARTICLE VII

SPECIAL PLAN RULES

7.1	DISABILITY.

7.1.1
Generally. A Disability will not serve to accelerate any distribution from a Base Pay Deferral Account, a Bonus Deferral Account or an Other Deferral Account unless the Participant has elected that a Disability will over-ride the payment provisions of Article VI (including any payment elections made under Sec. 6.1.2). Unless a disability over-ride election is made in accordance with Sec. 7.1.2, a Participant’s Base Pay Deferral Accounts, Bonus Deferral Accounts and Other Deferral Accounts will be paid in accordance with the provisions of Article VI even if the Participant becomes Disabled.

If a disability over-ride election is made, all of a Participant’s Base Pay Deferral Accounts, Bonus Deferral Accounts and Other Deferral Accounts will all be paid in a single lump sum payment upon a determination of Disability.

7.1.2
Disability Over-ride Election. A disability over-ride election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances authorized by ADM).

A disability over-ride election will be effective only if it is received in properly completed form by AMD as part of the initial enrollment in the Plan, and thereafter may not be modified and will apply to all Accounts, except as provided in Sec. 7.1.3.

7.1.3
Special Disability Distribution Election Prior to December 31, 2013. Any contrary provision notwithstanding, each Active Participant on December 31, 2013 may make a new disability over-ride election to apply to all of his/her Base Pay Deferral Accounts, Bonus Deferral Accounts and Other Deferral Accounts for Plan Years beginning on or after January 1, 2014. Such election will not apply to any Appendix C Account, while will be paid in accordance with Appendix C and any prior disability election.

7.2
SUBSEQUENT DEFERRALS. Generally, a Participant’s elections under Sec. 6.1.2 are irrevocable. However, for any Base Pay Deferral Account, Bonus Deferral Account or Other Deferral Account that a Participant has elected to be paid in a specified Plan Year under Sec. 6.1.2, the Participant may later defer the Plan Year in which payment is to be made, subject to the following:

(a)
Twelve Month Advance Election. An election to defer must be received by ADM in properly completed form at least twelve (12) months prior to the first day of the specified distribution Plan Year and prior to Termination of Employment.

(b)	Five Year Deferral. The deferral must be for at least five (5) Plan Years from the specified distribution Plan Year.

If the Participant experiences a Separation from Service (for any reason) prior payment being made (or installments commencing) pursuant to this Sec. 7.2, the applicable default payment rules in Sec. 6.1.1 will apply to the Account.

7.3	CASH-OUT OF SMALL ACCOUNTS.

7.3.1
Mandatory Cash-Out. If the balance of a Participant’s Base Pay Deferral Accounts and Bonus Deferral Accounts, plus any Account A – Retirement Plan or any Scheduled Distribution Account – Account B, C, D, E or F, that the Participant elected to be paid upon Separation from Service, does not exceed ten thousand dollars ($10,000) as of the Participant’s payment date as determined under Sec. 6.1 (or Appendix C, as applicable) then, notwithstanding that the Participant may otherwise be eligible to receive payment of such Accounts in installments, the full balance of such Accounts will be paid in a single-sum distribution in full settlement of all obligations under the Plan.

7.3.2
Discretionary Cash-Out at the Direction of ADM. If the balance (or remaining balance) of a Participant’s Accounts, together with his/her interest under all other Aggregated Plans does not exceed the applicable dollar amount then in effect under Code § 402(g)(1)(B) as of the Participant’s Separation from Service date or as of any date thereafter (including any period while the Participant is receiving installment payments under the Plan), then ADM may, in its sole discretion, direct that the Participant be paid the balance (or remaining balance) of his/her Accounts under this Plan, plus his/her entire interest under all other Aggregated Plans be distributed to the Participant in a single-sum distribution in full settlement of all obligations under the Plan and other Aggregated Plans maintained by ADM and its Affiliates.

7.4
VALUATION OF ACCOUNTS FOLLOWING SEPARATION FROM SERVICE. An Account will continue to be credited with Earnings Credits in accordance with Article IV until it is paid in full to the Participant or Beneficiary.

ARTICLE VIII

DISTRIBUTIONS AFTER DEATH

8.1	SURVIVOR BENEFITS.

8.1.1
Survivor Benefits. If a Participant dies prior to the full distribution of his/her Accounts (including any death during the delayed payment period for a Specified Employee under Sec. 6.1), his/her Beneficiary will be entitled to a survivor benefit under the Plan.

8.1.2
Time of Distribution. The survivor benefit will be paid on or as soon as administratively practicable after ADM determines that a survivor benefit is payable under the Plan – that is, the date ADM is provided with the documentation necessary to establish the fact of death of the Participant and the identity and entitlement of the Beneficiary.

8.1.3	Form of Distribution. The survivor benefit will be paid in one of the following forms as elected by the Participant:

(a)	A single-sum distribution of the full balance (or full remaining balance) of the Participant’s Account;

(b)
A series of annual installments over a period of two (2) to five (5) years as elected by the Participant. The first annual installment will equal, one-half (1/2), one-third (1/3rd), one-fourth (1/4th) or one-fifth (1/5th), as appropriate, of the balance of the Account as of the last Valuation Date in the Plan Year prior to the Plan Year in which the installment is to be paid, with the denominator of the fraction reduced by one each year (the last installment will consist of the full remaining balance of the Accounts); or

(c)	A combination of (a) and (b).

Notwithstanding the above, if the Participant dies while he/she is receiving installments payments from any Base Pay Deferral Account, Bonus Deferral Account or Other Deferral Account or under Sec. C.5.2(a), such installments will continue to his/her Beneficiary over the same period such benefits would have been paid to the Participant.

8.1.4
Distribution Election Procedures. A distribution form election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances authorized by ADM).

An election will be effective only if it is received in properly completed form by ADM as part of the initial enrollment in the Plan, and thereafter the form of payment (lump-sum or installments) may not be modified and will apply to all vested Accounts (except any Base Pay Deferral Accounts, Bonus Deferral Accounts or Other Deferral Accounts (or other Accounts subject to Sec. C.5.2(a)) that are being paid in installments will continue to be paid in installments as elected by the Participant).

8.1.5
Default Elections. If a Participant fails to file a timely election as to the form of distribution to his/her Beneficiary, the distribution will be made in a single lump-sum payment, which will apply to all vested Accounts (except any Base Pay Deferral Accounts, Bonus Deferral Accounts or Other Deferral Accounts (or other Accounts subject to Sec. C.5.2(a)) that are being paid in installments will continue to be paid in installments as elected by the Participant).

8.2	BENEFICIARY DESIGNATION.

8.2.1
General Rule. A Participant may designate any person (natural or otherwise, including a trust or estate) as his/her Beneficiary to receive any balance remaining in his/her Accounts when he/she dies, and, subject to the consent requirements of Sec. 8.2.2, may change or revoke a Beneficiary designation previously made without the consent of any current Beneficiary.

8.2.2
Special Requirements for Participants with a Spouse or Certified Domestic Partner. If a Participant has a Spouse or Certified Domestic Partner at the time of death, such Spouse or Certified Domestic Partner will be his/her Beneficiary unless the Spouse or Certified Domestic Partner has consented in writing to the designation of a different Beneficiary.

Consent of a Spouse or Certified Domestic Partner will be deemed to have been obtained if it is established to the satisfaction of ADM that such consent cannot be obtained because the Spouse or Certified Domestic Partner cannot be located.

If a Participant’s Spouse or Certified Domestic Partner consents to the designation of a Beneficiary, that consent cannot be revoked so long as the designation remains in effect, but the designation cannot be changed (other than to revoke the designation and reinstate the Spouse or Certified Domestic Partner as the Beneficiary) without the consent of the Spouse or Certified Domestic Partner. If a Spouse or Certified Domestic Partner consents to the designation of a Beneficiary, and the Participant and Spouse divorce or the Participants files a notice with ADM that the domestic partner relationship has ended, the consent of the prior Spouse or Certified Domestic Partner does not bind a subsequent Spouse or Certified Domestic Partner.

8.2.3
Form and Method of Designation. A Beneficiary designation must be made on such form and in accordance with such rules as may be prescribed for this purpose by ADM. A Beneficiary designation will be effective (and will revoke all prior designations) if it is received by ADM (or if sent by mail, the post-mark of the mailing is) prior to the date of death of the Participant. ADM may rely on the latest Beneficiary designation on file (or if an effective designation is not on file may direct that payment be made pursuant to the default provision of the Plan) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.

ADM may rely on the latest designation on file with it (or may direct that payment be made pursuant to the default provision if an effective designation is not on file) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.

If a Participant designates a Beneficiary by name that is accompanied by a description of a business, legal or family relationship to the Participant (e.g., “spouse”, “business partner”, “landlord”), such Beneficiary will be deemed to have predeceased the Participant if such relationship has been dissolved or no longer exists at the death of the Participant. If a Participant designates a Beneficiary by name that is accompanied by a description of a personal relationship to the Participant (e.g., “friend”), the dissolution of that relationship will not affect the designation. For purposes of applying the above rules, a domestic partner (or similarly described) relationship will be considered to be a “family” relationship if, and only if, the Participant has a domestic partner affidavit on file with ADM as described in Sec. 2.1.6; otherwise, it will considered to be a “personal” relationship. Also for purposes of applying the above rules, a domestic partner relationship will be deemed to exist for so long as a Participant has a domestic partner affidavit on file with ADM that has not been revoked and that is considered to be valid by ADM, and accordingly, if such an affidavit is on file at death, ADM will not independently verify the continued existence of domestic partner status.

8.2.4
Default Designation. If a Beneficiary designation is not on file with ADM, or if no designated Beneficiary survives the Participant, the Beneficiary will be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)    The Participant’s Spouse or Certified Domestic Partner.

(b)    The Participant’s children, except that if any of the Participant’s children predecease the Participant but leave issue surviving the Participant, such issue will take by right of representation the share their parent would have taken if living.

(c)    The Participant’s parents.

(d)    The Participant’s brothers and sisters.

(e)    The Participant’s estate.

The identity of the Beneficiary in each case will be determined by ADM.

8.3
SUCCESSOR BENEFICIARY. If a Beneficiary survives the Participant but dies before receiving payment of the balance due to such Beneficiary, the balance will be payable to the surviving contingent Beneficiary designated by the Participant or, if there is no surviving contingent Beneficiary, then to the estate of the deceased Beneficiary.

8.4
CASH-OUT OF SMALL ACCOUNTS. Any contrary provision notwithstanding, if the vested balance of a Participant’s Accounts does not exceed ten-thousand dollars ($10,000) at his/her death, such Accounts will be paid to the Beneficiary in a lump-sum in full settlement of all survivor benefits due under the Plan.

8.5	VALUATION OF ACCOUNTS FOLLOWING SEPARATION FROM SERVICE. An Account will continue to be credited with Earnings Credits in accordance with Article IV until it is paid in full to the Beneficiary.

ARTICLE IX

CONTRACTUAL OBLIGATIONS AND FUNDING

9.1	CONTRACTUAL OBLIGATIONS.

9.1.1	Obligations of Employer. The Plan creates a contractual obligation on the part of ADM and each Participating Affiliate to provide benefits as set forth in the Plan with respect to:

(a)	Participants who are employed with ADM or that Participating Affiliate;

(b)	Participants who were employed with ADM or that Participating Affiliate prior to Termination of Employment; and

(c)	Beneficiaries of the Participants described in (a) and (b).

A Participating Affiliate is not responsible for (and has no contractual obligation with respect to) benefits payable to a Participant who is or was employed with ADM or another Participating Affiliate unless the second Participating Affiliate is a successor to the legal liabilities of the first Participating Affiliate (for example, as a result of a merger). If a Participant is employed with two or more employers (ADM and a Participating Affiliate, or two or more Participating Affiliates, etc.), either concurrently or at different times, each will be responsible for the benefit attributable to Elective Deferral Credits and Company Credits made while the Participant was employed with that employer, adjusted for Earnings Credits.

Notwithstanding the contractual obligation, no Participant or Beneficiary entitled to benefits under this Plan has any right, title or claim in or to any specific assets of ADM or any Participating Affiliate, but instead has the right of a general creditor of such employer.

9.1.2	Guarantee by Company. ADM will guarantee and assume secondary liability for the contractual commitment of each Participating Affiliate under Sec. 9.1.1.

9.1.3
Transfer of Liability in Corporate Transaction. In the event of a sale of the stock to an unrelated buyer, or a disposition by means of a forward or reverse merger involving an unrelated buyer, or similar corporate transaction, where an employer ceases as a result of the transaction to be an Affiliate, for any individual who remains employed with the employer after it ceases to be an Affiliate, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or, if applicable, the successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

In the event of a sale of substantial assets (such as a plant or division, or substantially all assets of a trade or business) of ADM or an Affiliate to an unrelated buyer, ADM and the buyer may agree to transfer the contractual obligation and liability for benefits with respect to any individual who becomes an employee of the buyer or an affiliate of the buyer upon the closing or in connection with such transaction. In such case, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or a successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

9.2	OBLIGATIONS UPON OCCURRENCE OF A FUNDING EVENT.

9.2.1
Establishment and Funding of Rabbi Trust. ADM will establish a “rabbi” trust to serve as a funding vehicle for benefits payable under the Plan. However, neither ADM nor any Participating Affiliate will have any obligation to fund such trust except upon the occurrence of a Funding Event, and then, ADM and each Participating Affiliate will be obligated to immediately deposit into the trust an amount equal to the then current balance of the Accounts (whether or not vested) of all Participants and Beneficiaries (including Participants and Beneficiaries who have deferred benefits or are in pay status under the Plan) with respect to which it has a contractual obligation under Sec. 9.1.1. The funding obligation of any Participating Affiliate may be satisfied by ADM or another Participating Affiliate, and ADM will guarantee and assume secondary liability for the funding obligation of each Participating Affiliate.

The above notwithstanding, neither ADM nor any Participating Affiliate will transfer or contribute any funds during any “restricted period,” as defined in Code § 409A(b)(3)(B), to any rabbi trust established under this Sec. 9.2.1. If any funds are transferred or contributed during a restricted period and ADM certifies in writing that such transfer or contribution was disallowed under this provision, the funds will be deemed to have been transferred or contributed under a mistake of fact and will be returned to ADM or the Participating Affiliate, along with any earnings allocable to such funds, regardless of whether the rabbi trust’s terms establish it as revocable or irrevocable.

The rabbi trust hereby established may be revocable, provided that it must become irrevocable (in whole or in part) in the event of a Change of Control. The assets of any rabbi trust hereby established will not be held or transferred outside of the United States, and the trust will not have any other feature that would result in a transfer of property being deemed to have occurred under Code § 409A (for example, there will be no funding obligation or restrictions on assets in connection with a change in financial health of ADM or any Affiliate).

9.2.2
Effect on Benefit Obligations. The establishment and funding of a rabbi trust will not affect the contractual obligations of ADM and each Participating Affiliate under Sec. 9.1, except that such obligations with respect to any Participant or Beneficiary will be offset to the extent that payments actually are made from the trust to such Participant or Beneficiary. In the case of any transfer of contractual obligations and liabilities under Sec. 9.1.3, the parties may arrange for a transfer of assets to a rabbi trust maintained by the buyer or an affiliate of the buyer.

A Participant will have the right to enforce the funding obligation imposed hereunder; provided that, in the case of a funding obligation that arises as a result of a Potential Change in Control, a Participant will have the right to enforce the funding obligation only if the Participants have first followed the procedures specified in Sec. 2.1.23 and there has been no timely opinion letter of a nationally or regionally recognized law firm delivered to the Participants that a Potential Change in Control has not occurred for purposes of the Plan.

9.2.3
Prefunding and Use of Other Rabbi Trusts. The amount that ADM and each Participating Affiliate are obligated to fund to a rabbi trust under Sec. 9.2.1 upon the occurrence of a Funding Event will be offset by the then current balance of the rabbi trust resulting from prior funding of such trust by ADM or a Participating Affiliate to the extent such balance is attributable to this Plan. Similarly, if another rabbi trust also exists at the time of a Funding Event to fund benefits payable under this Plan, and such other rabbi trust is irrevocable or becomes irrevocable upon a Change in Control, then the amount that ADM and each Participating Affiliate are obligated to fund to a rabbi trust under Sec. 9.2.1 will be offset by the then current balance of such other rabbi trust to the extent such balance is attributable to this Plan.

Any rabbi trust used to fund benefits payable under this Plan may be used to fund benefits payable under any other non-qualified deferred compensation plan maintained by ADM or a Participating Affiliate; provided that, if a funding obligation arises under Sec. 9.2.1, the portion of the trust assets attributable to this Plan will thereafter be accounted for separately under the trust, and such assets will be used solely to fund benefits payable under this Plan.

ARTICLE X

AMENDMENT AND TERMINATION OF PLAN

10.1	RIGHT TO AMEND OR TERMINATE.

10.1.1	Amendment. ADM may amend the Plan at any time and for any reason by action of the following, subject to Sec. 10.2:

(a)	Board of Directors. The Board can adopt any amendment to the Plan, and any amendment that has a material negative cost impact to ADM is reserved exclusively to the Board.

(b)
Benefit Plans Committee or Chief Executive Officer. The ADM Benefit Plans Committee or the Chief Executive Officer of ADM can adopt any amendment to the Plan that is not reserved to the Board (that is, any amendment that does not have a material negative cost impact to ADM). The Benefit Plans Committee or Chief Executive

Officer, in its/his/her sole and absolute discretion, can determine the cost impact of an amendment, and the validity of amendment will not be open to challenge if based upon a good faith determination of the cost impact made by the Benefit Plans Committee or Chief Executive Officer.

The Benefit Plans Committee or Chief Executive Officer acts on behalf ADM in its corporate capacity in connection with any amendment to the Plan.

(c)
Persons with Delegated Authority. The Board and the ADM Benefit Plans Committee and ADM Chief Executive Officer, by resolution or written action, can delegate the amendment authority vested in such person or body to any other person, committee or body.

10.1.2	Termination. ADM may terminate the Plan at any time and for any reason by action of the Board, subject to Sec. 10.2.

10.1.3
Delayed Timing of Amendment or Termination Effective Under Code § 409A. ADM, acting pursuant to Sec. 10.1.1, generally will determine the effective date of any amendment to the Plan. However, if Code § 409A requires a delayed effective date (for example, if an amendment changes a deferral rule in a way that must be delayed for twelve (12) months), then the amendment will be effective as of the later of the date determined by ADM or the earliest effective date allowed under Code § 409A.

ADM generally will determine the effective date of a termination of the Plan. However, a termination of the Plan will not be effective to cause a deferral election in place under the Plan for a Plan Year (including for any incentive pay or bonus for a fiscal year that starts within such Plan Year) to be modified or discontinued prior to the end of such Plan Year (or fiscal year), unless the Plan is terminated and liquidated pursuant to Sec. 10.2.2.

10.1.4
Restrictions in the Event of a Change in Control. Any contrary provision notwithstanding, during the twenty-four (24) months immediately following a Change in Control, the amendment or termination of the Plan will require the written consent of a majority of the Participants who would be affected by such amendment or termination of the Plan. However, such written consent will not be required if ADM makes a good faith determination that either the amendment is required by law or the failure to adopt the amendment would have an adverse tax consequence to the Participants affected by such amendment.

10.2	LIMITS ON EFFECT OF AMENDMENT OR TERMINATION.

10.2.1
No Negative Effect on Balances or Vesting. ADM may not amend or terminate the Plan in a manner that has the effect of reducing the balance or vested percentage of any Participant’s or Beneficiary’s Accounts. This will not prohibit an amendment that reduces or eliminates the benefit accrued and payable under this Plan and shifts the liability for such benefit to another nonqualified retirement plan maintained by ADM or an Affiliate, or any successor, or an amendment that is required by law or for which the failure to adopt the amendment would have adverse tax consequences to the Participants affected by such amendment (as determined by ADM).

10.2.2
Liquidation Terminations. ADM may terminate the Plan and provide for the acceleration and liquidation of all benefits remaining due under the Plan pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). If such a termination and liquidation occurs, all deferrals and credits under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the termination date established by ADM, and benefits remaining due will be paid in a lump-sum at the time specified by ADM as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).

10.2.3
Other Terminations. ADM may terminate the Plan other than pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). In the event of such other termination, all deferral and credits under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the end of the Plan Year, but all benefits remaining payable under the Plan will be paid at the same time and in the same form as if the termination had not occurred – that is, the termination will not result in any acceleration of any distribution under the Plan.

ARTICLE XI

ADMINISTRATION/CLAIMS PROCEDURES

11.1	ADMINISTRATION.

11.1.1
Administrator. ADM is the administrator of the Plan with authority to control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. Action on behalf of ADM as administrator may be taken by any of the following:

(a)    Its Benefit Plans Committee;

(b)    Its Chief Executive Officer; or

(c)    Any individual, committee, or entity to whom responsibility for the operation and administration of the Plan is allocated by the Benefit Plans Committee or Chief Executive Officer.

Where action is to be taken by the Board under the Plan, such action is taken in a corporate capacity (and not as administrator) with respect to the Plan.

11.1.2
Third-Party Service Providers. ADM may from time to time contract with or appoint a recordkeeper or other third-party service provider for the Plan. Any such recordkeeper or other third-party service provider will serve in a non-discretionary capacity and will act in accordance with directions given and/or procedures established by ADM.

11.1.3	Rules of Procedure. ADM may establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.

11.2	CORRECTION OF ERRORS AND DUTY TO REVIEW INFORMATION.

11.2.1
Correction of Errors. Errors may occur in the operation and administration of the Plan. ADM reserves the right to cause such equitable adjustments to be made to correct for such errors as it considers appropriate (including adjustments to Participant or Beneficiary Accounts), which will be final and binding on the Participant or Beneficiary.

11.2.2
Participant Duty to Review Information. Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to the operation and administration of the Plan or his/her elections under the Plan (for example, to review payroll stubs to make sure a contribution election is being implemented appropriately, to review benefit statements to make sure investment elections are being implemented appropriately, to review summary plan descriptions and prospectuses, etc.) and to notify ADM of any error made in the operation or administration of the Plan that affects the Participant or Beneficiary within thirty (30) days of the date such information is provided or made available to the Participant or Beneficiary (for example, the date the information is sent by mail or the date the information is provided or made available electronically). If the Participant or Beneficiary fails to review any information or fails to notify ADM of any error within such period of time, he/she will not be able to bring any claim seeking relief or damages based on the error.

If ADM is notified of an alleged error within the thirty (30) day time period, ADM will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred. If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he/she will have sixty (60) days from the date of notification of the correction (or notification of the decision that no correction is necessary), to file a formal claim under the claims procedures under Sec. 11.3.

11.3	CLAIMS PROCEDURE.

11.3.1
Claims Procedure. If a Participant or Beneficiary does not feel as if he/she has received full payment of the benefit due such person under the Plan, or if a Participant or Beneficiary feels that an error has been made with respect to his/her benefit under the Plan and has satisfied the requirements in Sec. 11.2.2, the Participant or Beneficiary (or such authorized representative) may file a claim in accordance with the claims procedure set forth in the summary created for the Plan or other claims procedure policy adopted by ADM. Following the claims procedure through completion is a condition of filing an arbitration action under Sec. 11.3.2.

The Benefits Plans Committee will decide all claims and its decision on appeal will be final and binding subject to Sec. 11.3.2.

11.3.2
Arbitration. If a Participant or Beneficiary follows the claims procedures but his/her final appeal is denied, he/she will have one year to file an arbitration action with respect to that claim, and failure to meet the one-year deadline will extinguish his/her right to file an arbitration action with respect to that claim.

Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures will be settled by arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration will be made in writing to the opposing party and to the American Arbitration Association within one year after the final decision on appeal is issued, and if not filed within one year, all rights to benefits are forfeited under the Plan. The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction.

The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

11.3.3
Participant Responsible for Timely Action Under Code § 409A. The Participant will be solely responsible for taking prompt actions in the event of disputed payments as necessary to avoid any adverse tax consequences under Code § 409A, even if action is required to be taken under Code § 409A in a more timely manner than is required under the claims procedures of Sec. 11.3.

11.4
INDEMNIFICATION. ADM and its Participating Affiliates jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in the administration of the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

11.5
EXERCISE OF AUTHORITY. ADM, its Benefit Plans Committee and Chief Executive Officer and any other person who has authority with respect to the management, administration or investment of the Plan may exercise that authority in its/his/her full discretion. This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of this document (or any other document established for use in the administration of the Plan) relevant to the issue under consideration. The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in arbitration, and that it not be overturned or set aside by the arbitrator unless found to be arbitrary and capricious.

11.6
TELEPHONIC OR ELECTRONIC NOTICES AND TRANSACTIONS. Any notice that is required to be given under the Plan to a Participant or Beneficiary, and any action that can be taken under the Plan by a Participant or Beneficiary (including enrollments, changes in deferral percentages, loans, withdrawals, distributions, investment changes, consents, etc.), may be made or given by means of voice response or other electronic system to the extent so authorized by ADM.

ARTICLE XII

MISCELLANEOUS

12.1	NONASSIGNABILITY.

12.1.1
General Rule Regarding Assignment. Neither the rights of, nor benefits payable to, a Participant or Beneficiary under the Plan may be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Such interest and benefits will be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law, except as provided in Sec. 12.1.2.

12.1.2
Domestic Relations Orders. The Plan will comply with any court order purporting to divide the benefits payable under this Plan pursuant to a state’s domestic relations laws to the extent permitted under Code § 409A. However, such court order shall be deemed to only apply to such amounts that actually become payable to a Participant under the terms of this Plan (and shall not create a separate interest in favor of the alternate payee).

12.2
WITHHOLDING. A Participant must make appropriate arrangements with ADM or Participating Affiliate for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, ADM or Participating Affiliate may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

12.3
RIGHT OF SETOFF. ADM reserves the right to withhold and setoff from any payments to a Participant or Beneficiary under the Plan any amount owed to ADM or an Affiliate by the Participant, whether such obligation is matured or unmatured and however arising, at the time of (and with priority over) any such distribution or payment to the extent that the retention or exercise of such right does not have adverse tax consequences to the Participant or Beneficiary under Code § 409A (for clarity, this right of setoff is against amounts then due and payable under the Plan and is not intended to accelerate payment of any amount).

ADM further reserves the right to withhold and setoff from the Participant’s Account (even if a payment is not then due and payable) any amount owed to ADM or an Affiliate by the Participant, as satisfaction of such obligation of the Participant, where such obligation is incurred in the ordinary course of the service relationship between the Participant and ADM or an Affiliate, the entire amount of reduction in any of ADM’s taxable years that does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collected from the Participant.

12.4
UNIFORMED SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT. Notwithstanding any other provisions of the Plan, deferral elections and changes to the time and form of payment shall be allowed in a manner consistent with the Uniformed Services Employment and Reemployment Rights Act (USERRA) to the extent authorized by Treasury Regulation § 1.409A-2(a)(15).

12.5
SUCCESSORS OF ADM. The rights and obligations of ADM or a Participating Affiliate under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of ADM or the Participating Affiliate.

12.6
EMPLOYMENT NOT GUARANTEED. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continued employment with ADM or an Affiliate.

12.7
GENDER, SINGULAR AND PLURAL. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.8	CAPTIONS. The captions of the articles, paragraphs and sections of this document are for convenience only and will not control or affect the meaning or construction of any of its provisions.

12.9	VALIDITY. In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.10	WAIVER OF BREACH. The waiver by ADM of any breach of any provision of the Plan will not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.11
NOTICE. Any notice or filing required or permitted to be given to ADM or the Participant under this Agreement will be sufficient if in writing and hand‑delivered, or sent by registered or certified mail, in the case of ADM, to the principal office of ADM, directed to the attention of ADM, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of ADM. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to ADM may be permitted by electronic communication according to specifications established by ADM.

APPENDIX A
SPECIAL RULES FOR CERTAIN EMPLOYEES OF
INTERNATIONAL MALTING COMPANY LLC

A.1
APPLICATION. ADM has entered into a “Membership Interest Purchase Agreement” among Archer-Daniels-Midland Company, Fleischmann Malting Company, Inc., Lesaffre Et Compagnie and Lesaffre Malting Corporation” whereby Fleischmann Malting Company, Inc. (a wholly owned subsidiary of ADM) agreed to purchase the remaining membership interests in International Malting Company LLC (“IMC”) from Lesaffre Malting Corporation, resulting in IMC becoming an Affiliate of ADM. In connection with such transaction, certain deferred compensation liabilities under the Lesaffre International Corporation Supplemental Retirement Plan (“Lesaffre Plan”) with respect to two employees of IMC were transferred to become liabilities of IMC to be administered under the terms of this Plan as of the effective date of the closing of the above transaction (the “Closing Date”). This Appendix A sets forth the special rules that will apply under the Plan with respect to such transferred liabilities (“Transferred Liability”).

A.2	PARTICIPATION, CREDITS AND ACCOUNTS.

A.2.1
Special Participation Status. An Employee with respect to which IMC has assumed a Transferred Liability will not be considered an Eligible Employee solely by reason of such liability assumption – rather, his/her status as an Eligible Employee will be determined under the terms of the Plan without regard to this Appendix A. Nonetheless, such Employee will be considered a Participant for purposes of determining his/her rights under the Plan (referred to herein as an “Appendix A Participant”).

A.2.2	Credits. A “Transferred Liability Credit” will be made on behalf of each Appendix A Participant in an amount equal to the Transferred Liability.

To reflect the Transferred Liability Credit, Accounts will be established of any of the types specified in Sec. C.1.1 based upon the distribution election made by the Appendix A Participant in accordance with Sec. C.2.1, which Accounts thereafter will be adjusted for Earnings Credits in accordance with the terms of the Plan.

A.3	VESTING.

A.3.1
Vested Percentage. An Appendix A Participant generally will have fully (100%) vested interest in his/her Accounts established under this Appendix A, subject only to the forfeiture conditions of Secs. A.3.2 and A.3.3:

A.3.2
Forfeiture for Cause. Notwithstanding the vesting rule in Sec. A.3.1, in the event an Appendix A Participant has a Termination of Employment for cause, the then-current balance of his/her Accounts will be reduced by, and he/she will forfeit, the contribution credits (if any) that were added to his/her account under the Lesaffre Plan during the twelve (12) calendar quarters immediately preceding Termination of Employment, adjusted for gains and losses under the Lesaffre Plan and Earnings Credits under this Plan.

“Cause” for this purpose means:

(a)	Gross misconduct, dishonesty or disloyalty in the performance of duties for IMC, ADM or other Affiliate with which the individual is employed;

(b)	Serious breach of the policies of IMC, ADM or other Affiliate with which the individual is employed; or

(c)
Gross failure to perform material duties within the scope of the individual’s authority or responsibility assigned by IMC, ADM or any Affiliate or the individual’s superiors at IMC, ADM or other Affiliate with which he/she is employed.

A.3.3
Clawback for Non-Compete. Notwithstanding the vesting rule in Sec. A.3.1, in the event an Appendix A Participant, within three (3) years after his/her Termination of Employment, engages in competition with IMC, ADM or any Affiliate, the individual will forfeit the amount determined in Sec. A.3.2 (applicable to for “cause” terminations). The amount forfeited will be offset against amounts remaining due to the individual under the Plan or any other amounts due to the individual for any purpose from IMC, ADM or any Affiliate. To the extent the amounts remaining due the individual are not sufficient, the individual will have an obligation to promptly return the forfeited amount to IMC or ADM.

“Competition” for this purpose shall mean:

(a)	Any activity in which the individual, directly or indirectly, whether as owner, partner, lender, investor, employee, consultant, agent or co-venturer, competes with IMC, ADM or any other Affiliate;

(b)	Any attempt by the individual to employ, or assist another to employ, any Employee;

(c)	Any attempt by the individual to encourage any Employee to terminate his/her employment or relationship with IMC, ADM or any Affiliate; or

(d)
Any attempt by the individual to solicit or encourage any customer of IMC, ADM or any Affiliate to terminate its relationship with IMC, ADM or any Affiliate or to conduct with any other person any business or activity which such customer conducts, or is able to conduct, with IMC, ADM or any Affiliate.

A.4	DISTRIBUTIONS.

A.4.1	Distribution Options. An Appendix A Participant will be allowed the distribution rights and options provided in Appendix C with respect to the Accounts established under this Appendix A.

A.4.2
Distribution Election Procedures; Subsequent Deferrals. An Appendix A Participant must file a distribution election by December 31, 2006 (or such earlier deadline as may be established by ADM). In the absence of a timely distribution election, an Appendix A Participant will be deemed to have elected to have his/her Transfer Liability Credit added to Account A – Retirement Account which, to the extent payable under Sec. A.3, will be paid in the form of a single lump-sum distribution as of the later of January following his/her Separation from Service or Disability or the calendar month beginning six (6) months after his/her Separation from Service or Disability.

A.4.3
Special Distribution Rules. A distribution election made under Sec. A.4.2 will not cause any payment scheduled to be made under the terms of the Lesaffre Plan, as in effect immediately prior to the Closing Date, to be accelerated into 2006 or cause any payment scheduled to be made under the terms of the Lesaffre Plan to be made in 2006 to be deferred into a later year. Accordingly, if an Appendix A Participant has a Separation from Service in 2006 and honoring a distribution election made under Sec. A.4.2 would not conform with the prior sentence, then the distribution election will be ineffective and the balance of the Account, to the extent payable under Sec. A.3, will be paid under this Plan in accordance with the terms of the Lesaffre Plan.

A.5
SURVIVOR BENEFITS. If an Appendix A Participant dies prior to full distribution of the benefit due under the Plan, his/her Beneficiary will be entitled to a survivor benefit in accordance with Article VIII. Any designation of beneficiary made under the Lesaffre Plan will carry-over and apply under this Plan unless and until changed by the Appendix A Participant.

APPENDIX B

SPECIAL RULES FOR CERTAIN EMPLOYEES OF
GOLDEN PEANUT COMPANY, LLC

Effective on or about December 31, 2010, ADM acquired all of the outstanding stock of Alimenta (USA) Inc., the parent of the Golden Peanut Company, LLC (“Golden Peanut”), and as a result of such transaction, Golden Peanut became a wholly-owned subsidiary of ADM. Effective as of the close of December 31, 2011, the liabilities under the Golden Peanut Company, LLC Executive Savings Plan (“Golden Peanut Plan”) were transferred to and recognized under this Plan, and eligible employees of Golden Peanut began participating in this Plan with respect to new deferrals starting January 1, 2012.

Effective as of the close of December 31, 2011, the accounts of any participant under the Golden Peanut Plan shall be recognized as accounts under this Plan, and thereafter such accounts will receive earnings credits in accordance with Section 4.3. Such accounts (including survivor benefits in the event of the participant’s death) shall be paid at the same time and in the same payment form as provided under the terms of the Golden Peanut Plan and consistent with Code § 409A; except that any hardship standard shall be as provided under this Plan. The recognition of such accounts and benefit liabilities under this Plan is not in any way intended to result in any acceleration or any further deferral of any amount in a manner inconsistent with Code § 409A. Rather, payment timing and form shall be as provided under the Golden Peanut Plan.

Accounts established hereunder shall vest in accordance with the vesting schedule in effect under the Golden Peanut Plan.

APPENDIX C

SPECIAL RULES FOR PRE-2014 PLAN YEAR PLAN AMOUNTS

The Plan was amended, effective for the Plan Year beginning January 1, 2014, to move to a class year election system. This Appendix C documents the distribution rules that apply to amounts deferred into the Plan for Plan Years beginning prior to January 1, 2014.

C.1.	APPENDIX C ACCOUNTS.

C.1.1	Types of Accounts. To the extent established by the Participant, the following Accounts will be maintained under the Plan as part of the Account of each Participant:

(a)	“Account A – Retirement Account” to reflect Elective Deferral Credits which the Participant directed to be credited to this Account for Plan Years beginning prior to January 1, 2014.

(b)
“Account B, C, D, E and/or F – Scheduled Distribution Account” to reflect Elective Deferral Credits which the Participant directed to be credited to any of these Accounts for Plan Years beginning prior to January 1, 2014.

(c)	“Account G – Company Account” to reflect Company Credits made for Plan Years beginning prior to January 1, 2014.

Additional Accounts may also be maintained if considered appropriate by ADM in the administration of the Plan. Together these Accounts will be referred to as the “Appendix C Accounts.”

No additional amounts, other than earnings, will be credited to an Appendix C Account for Plan Years beginning on or after January 1, 2014. For avoidance of doubt, any deferral from an annual performance-based bonus paid in 2014 based on 2013 performance will be credited to the applicable Appendix C Account.

C.1.2
Distribution Events. Distributions from Account A – Retirement Account and Account G – Company Match Account will occur following Separation from Service or Disability in accordance with Secs. C.4 to C.6, as applicable, or following death in accordance with Article VIII.

Distributions from Account B, C, D, E and/or F – Scheduled Distribution Accounts will be made in accordance with Sec. C.2, or in the event of a Separation from Service or Disability over-ride election made by the Participant in accordance with Sec. C.2, following Separation from Service or Disability in accordance with Secs. C.4 to C.6, as applicable, or in either event following death in accordance with Article VIII.

C.2	SCHEDULED DISTRIBUTIONS.

C.2.1
Scheduled Distribution Accounts; Time and Form of Distribution. A Participant may have directed that up to five (5) Scheduled Distribution Accounts – Accounts B, C, D, E and F – be maintained under the Plan, with the following features associated with each such Account:

(a)
Time of Payment. When a Participant directed that a Scheduled Distribution Account be established, he/she specified the Plan Year during which payment is to be made (or installments are to commence) with respect to such Account, subject to the following:

(1)
The Plan Year of payment could not be before the second (2nd) Plan Year following the Plan Year for which the Account is first established (for example, if the Account was first established for 2009 during the enrollment period at the end of 2008, the Plan Year of payment could not be before 2011); and

(2)	Two Scheduled Distribution Accounts may not have the same distribution year.

Payment will be made (or installments will commence) from an Appendix C Scheduled Distribution Account during January of the scheduled distribution Plan Year. However, any payment may be delayed if necessary for administrative reasons, at the sole discretion of ADM, to a later date within the calendar year.

(b)	Form of Payment. An Appendix C Scheduled Distribution Account will be distributed in the following form:

(1)	A distribution from Scheduled Distribution Account B will be made in either of the following forms at the election of the Participant:

(A)	A single lump-sum distribution; or

(B)
A series of annual installments over a period of two (2) to five (5) years as elected by the Participant. The first annual installment will equal, one-half (1/2), one-third (1/3rd), one-fourth (1/4th) or one-fifth (1/5th), as appropriate, of the balance of the Account as of the Valuation Date established by ADM that precedes the date on which the installment is to be paid, with the denominator of the fraction reduced by one each year. However, the installment for the final year will equal the full remaining balance of the Account.

A right to each installment payment is to be treated as a right to a separate payment for purposes of Code § 409A.

When a Participant directed that Scheduled Distribution Account B be established, he/she specified the Plan Year during which payment is to be made (or installments are to commence) with respect to such Account.

(2)	A distribution from Scheduled Distribution Accounts C, D, E, and F will be made as a single-sum distribution of the full balance of the Participant’s Account.

(c)
Over-ride by Separation from Service or Disability. When a Participant directed that a Scheduled Distribution Account be established, he/she specified whether a Separation from Service or Disability will over-ride the scheduled distribution election made under subsection (a) or Sec. C.2.2 (that is, whether the distribution provisions of Secs C.4 through C.6 will apply to the Account in the event of a Separation from Service or Disability prior to the scheduled distribution Plan Year), and, if an over-ride does apply, the distribution time and form elections that will apply in the event of a Separation from Service or Disability, consistent with Secs. C.4 through C.6.

If so permitted by ADM, a Participant could make a different over-ride election to apply in the case of Retirement or Disability than will apply in the case of any other Separation from Service (for example, the Participant may elect that Secs. C.4 through C.6 will over-ride in the event of Retirement or Disability, but not any other Separation from Service, or that Secs. C.4 through C.6 will over-ride in the event of any Separation from Service or Disability).

A Scheduled Distribution Account that will be paid in a given Plan Year will not count toward the maximum five (5) Scheduled Distribution Accounts. Accordingly, if a Participant has five (5) Scheduled Distribution Accounts, and one such Account will be paid in a given Plan Year, a Participant will be allowed to establish another Scheduled Distribution Account to the extent provided in Sec. C.2.2.

C.2.2	Subsequent Deferrals. A Participant may defer the Plan Year in which payment of an Appendix C Scheduled Distribution Account is to be made, subject to the following:

(c)	Twelve Month Advance Election. An election to defer must be received by ADM in properly completed form prior to the earlier of:

(1)	Twelve (12) months prior to the first day of the scheduled distribution Plan Year; or

(2)	Termination of Employment.

(d)	Five Year Deferral. The deferral must be for at least five (5) Plan Years from the scheduled distribution Plan Year.

C.2.3
Effect of Separation from Service, Disability or Death. A Separation from Service (except by reason of death) or Disability will not serve to accelerate any distribution from an Appendix C Scheduled Distribution Account unless the Participant has elected that Separation from Service or Disability will over-ride the scheduled distribution election with respect to the

Account (as provided in Sec. C.2.1(c)), in which case Secs. C.4 through C.6 will govern the distribution of the Account following Separation from Service or Disability consistent with the election made by the Participant.

In the event of death, distributions from an Appendix C Scheduled Distribution Account will be determined under Article VIII.

C.3	SEVERE FINANCIAL HARDSHIP WITHDRAWAL. A Participant’s Appendix C Accounts may be subject to withdrawal for financial hardship, as provided in Sec. 6.2.

C.4
BENEFIT ON SEPARATION FROM SERVICE OR DISABILITY. A Participant will be eligible to receive a distribution of the full vested balance of his/her applicable Appendix C Accounts (his/her Account A – Retirement Account and any of Accounts B, C, D, E or F – Scheduled Distribution Accounts with respect to which he/she has elected an over-ride for Separation from Service or Disability) following his/her Separation from Service or Disability in accordance with the terms of Secs. C.5 and C.6.

C.5	TIME AND FORM OF DISTRIBUTION.

C.5.1	Time of Distribution. A distribution will be made (or installment distributions will commence if installments are available and elected) at the following time:

(a)	Disability. In the case of a Disability, a distribution will be made at the following time as elected by the Participant:

(1)	The first day of the third (3rd) calendar month following the Participant’s Disability; or

(2)	The later of:

(A)	The first day of the third (3rd) calendar month following the Participant’s Disability; or

(B)	January 1st following the Participant’s Disability.

(b)	Separation from Service. In the case of a Separation from Service (including Retirement), a distribution will be made at the following time as elected by the Participant:

(1)	The first day of calendar month following the Participant’s Separation from Service; or

(2)	January 1st following the Participant’s Separation from Service.

However, a distribution made to a Specified Employee made due to Separation from Service under this subsection (b) will not under any circumstances be made prior to the first day of the seventh (7th) calendar month following the Participant’s Separation from Service, except in the case of an intervening death of the Participant as provided in Sec. 8.1.1.

Any election under paragraph (a)(2) or (b)(2) will not apply to a Company Account – Account G; rather, such Account will be paid in all cases as of the date specified in paragraph (a)(1) or (b)(1), as applicable, subject to the delayed payment requirement described in the prior paragraph in the case of a Specified Employee.

Any payment may be delayed if necessary for administrative reasons, at the sole discretion of ADM, to a later date within the calendar year or, if later, to the fifteenth (15th) day of the third calendar month following the scheduled payment date.

C.5.2	Form of Distribution. A distribution will be made in the following form:

(a)    Retirement or Disability. In the case of Retirement or Disability, a distribution will be made in either of the following forms as elected by the Participant:

(1)	A single lump-sum distribution of the full balance of his/her Accounts; or

(2)
A single lump-sum distribution of the full balance of his/her Account G – Company Match Account, with the remaining Accounts paid in a series of annual installments over a period of two (2) to twenty (20) years as elected by the Participant. The first annual installment will equal, one-half (1/2), one-third (1/3rd), one-fourth (1/4th) or one-fifth (1/5th), etc., as appropriate, of the balance of the Account as of the last Valuation Date in the Plan Year prior to the Plan Year in which the installment is to be paid, with the denominator of the fraction reduced by one each year (the last installment will consist of the full remaining balance of the Accounts); or

(3)	A combination of (1) and (2).

A right to each installment payment is to be treated as a right to a separate payment for purposes of Code § 409A.

(b)    Separation from Service (Other than Retirement). In the case of a Separation from Service other than Retirement, a distribution will be in the form of a single lump-sum distribution of the full balance of the Participant’s Accounts subject to this Article.

C.5.3
Distribution Election Procedures. A distribution election as to time and form was made in such manner and in accordance with such rules as prescribed for this purpose by ADM (including by means of a voice response or other electronic system under circumstances authorized by ADM).

A distribution election will be effective only if it is received in properly completed form by ADM as part of the enrollment for the Plan Year for which Account A – Retirement Account, or any of Accounts B, C, D, E or F – Scheduled Distribution Accounts that provide for a Separation from Service or Disability over-ride is established (whichever occurs first), and thereafter may not be modified.

C.6	CASH-OUT OF SMALL ACCOUNTS. A Participant’s Appendix C Accounts may be subject to cash-out, as provided in Sec. 7.3.